EXHIBIT 107

Calculation of Filing Fees Table

Form S-3

(Form Type)

Upexi, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value	457	(c)	1,118,574	(1)	$4.46	(2)	$4,988,840.04	(2)	.0000927	$462.47
Fees Previously Paid	-	-	-		-		-		-		-	-
	Total Offering Amounts								$4,988,840.04			$462.47
	Total Fees Previously Paid											$0
	Total Fee Offsets											$0
	Net Fee Due											$462.47

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant's common stock, par value $0.001 per share (the "Common Stock"), that becomes issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee. The maximum price per share of Common Stock and the maximum aggregate offering price are based on the average of the $4.61 (high) and $4.30 (low) sale price of the Registrant's Common Stock as reported on the Nasdaq Capital Market on September 7, 2022.